Exhibit 99.1

101 Gateway Centre Parkway l Richmond, Virginia  23235 l Telephone: (804) 267-8000 l Fax: (804) 267-8850 l Website: www.landam.com

FOR IMMEDIATE RELEASE:

CONTACTS:

July 20, 2005

Robert W. Sullivan

Lloyd Osgood

SVP – Investor Relations

SVP – Corporate Communications

(804) 267-8703

(804) 267-8133

LANDAMERICA ESTABLISHES REGULATORY RESERVES

AND REACHES AGREEMENT WITH CALIFORNIA

Richmond, VA - LandAmerica Financial Group, Inc. (NYSE: LFG), a leading provider of real estate transaction services, announces the company has established reserves in the second quarter 2005 of $19 million pre-tax to cover anticipated exposure to regulatory matters nationwide.  According to President and Chief Executive Officer Theodore L. Chandler, Jr., “We believe that establishing the reserves appropriately addresses the financial uncertainty surrounding various regulatory investigations.”

The company has reached an agreement to settle with the California Department of Insurance on regulatory issues.  The amount is included in the $19 million regulatory reserve.  Chandler stated, “We have maintained from the start that our captive reinsurance arrangements complied with all known rules and regulations and that no consumer paid more under these arrangements.  However, for pragmatic reasons we decided to resolve this matter with California in order to put it behind us.  With this resolution, our focus is squarely on the future and on offering LandAmerica's customers the consistently superior service they've come to expect."

About LandAmerica Financial Group, Inc.

Headquartered in Richmond, Virginia, LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services. Through its many subsidiaries, LandAmerica serves residential and commercial customers with more than 800 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, Latin America, and Europe.

The Company cautions readers that the statements contained herein regarding the Company's future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties include: (i) the Company's results of operations and financial condition are susceptible to changes in mortgage interest rates and general economic conditions; (ii) the Company's inability to manage successfully its acquisitions of complementary businesses could adversely affect the Company's business, operating results, and financial condition; (iii) competition in the Company's industry affects its revenue; (iv) significant industry changes and new product and service introductions require timely and cost-effective responses; (v) the Company may not succeed in implementing its strategy of becoming a major provider of real estate transaction management services; (vi) the Company's insurance and banking subsidiaries are subject to government regulation; and (vii) the Company's litigation risks include substantial claims by large classes of claimants. For more details on factors that could affect expectations, see the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and other reports from time to time filed with or furnished to the Securities and Exchange Commission.  This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

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